Exhibit 11.2

Guidelines on Insider Information Control and Insider Trading Regulation

I. General

1. Purpose

The purpose of these guidelines is to clarify the management standards regarding insider information and the standards of conduct regarding the purchase, sale, etc. of Shares, etc. of HONDA MOTOR CO., LTD. (the “Company”) and its subsidiaries, and to prevent insider trading of Shares, etc. in breach of the Relevant Laws (defined below) in each jurisdiction.

2. Definitions

The definitions of terms specified in these guidelines shall be as follows:

1) “Insider information” means Material Facts about the Company and its subsidiaries that have not been publicly disclosed.

2) “Relevant Laws” means, individually and collectively, the following laws and ordinances, relevant government and ministerial ordinances, and regulations of financial instruments exchanges:

(1) the Financial Instruments and Exchange Act of Japan (the “FIEA”) and relevant government and ministerial ordinances;

(2) the U.S. Securities Exchange Act of 1934 and rules thereunder (including Rule 10b-5) and the New York Stock Exchange Listed Company Manual; and

(3) other applicable laws and ordinances, relevant government and ministerial ordinances, and regulations of financial instruments exchanges equivalent to the preceding items.

3) “Shares, etc.” means common stocks, class stocks, warranties, stock acquisition rights, bonds with stock acquisition rights, bonds, partnerships, investment trusts, or other securities specified as subject to insider trading regulations under the Relevant Laws, and securities representing options therefor.

4) “Purchase, Sale, etc.” means purchases, sales, other transfers or acquisitions for compensation, derivative transactions, and other acts of disposal that are subject to insider trading regulations under the Relevant Laws.

3. Covered Persons

1) The Covered Persons of these guidelines shall be the officers (including directors and executive and other officers; the same applies hereinafter) and employees (including contract, temporary, part-time, seasonal, and casual employees; the same applies hereinafter) of the Company and its subsidiaries, including officers and employees that have resigned from their positions within one year.

2) The Company and its subsidiaries may establish individual guidelines and detailed rules for their officers and employees to the extent that they do not conflict with these guidelines and do not fall below the standards required hereunder (collectively, the “Regional Guidelines, Etc.”).

4. Material Facts

A material fact concerns the operations, business, or assets of a company if there is a substantial likelihood that a reasonable investor would consider it important in the context of an investment decision (including the material facts specified in Article 166, Paragraph (2) of the FIEA and the fact that a tender offer or the like will be launched or suspended as specified in Article 167, Paragraph (2) of the FIEA).

5. Occurrence of Material Facts

A material fact shall be deemed to have occurred in any of the following cases:

1) For a material fact to be decided by a company, as prescribed in Article 166, Paragraph (2), Item (i) of the FIEA, the material fact occurs when the organizational body responsible for decision-making on the operations at such company (including bodies such as the board of directors or executive council, and individuals such as directors or executive officers) makes a decision to carry out a certain matter (including decisions to conduct activities such as investigations, preparation, and negotiation to implement such matters as a company matter) or not to carry out such matters decided.

2) For material facts other than those prescribed in the preceding paragraph, when such facts occur or as otherwise prescribed in the Relevant Laws.

II. Insider Information Control

6. Insider Information Control

Officers and employees of the Company and its subsidiaries shall strictly control insider information related to material facts that they come to know in the course of their duties, and shall not provide or divulge such information to other persons without a business need to do so.

7. Department Principally Responsible for Information Control

1) When material facts occur, the department principally responsible (for the matter involved in the material fact) shall confirm that a material fact has occurred and notify the department manager whose duties relate to such material fact of the details of the material fact that occurred and the scheduled timing of disclosure.

2) Upon receiving the communication from the responsible department, the department manager shall ensure that the officers and employees belonging to that department who have knowledge of the material fact in the course of their duties control the information and not Purchase, Sell, etc. any Shares, etc. of the Company or its subsidiaries in accordance with these guidelines.

8. Disclosure of Material Facts

1) Material facts are considered disclosed when:

(1) material facts are stated in securities reports submitted by the Company (including semi-annual reports, securities registration statements, and extraordinary reports) and such statements are made available for public inspection;

(2) 12 hours have elapsed since any director, executive officer or corporate officer, or any person authorized thereby has disclosed the material fact to multiple media outlets;

(3) the securities exchange where the securities of the Company are listed is notified of the material fact by the Company or its subsidiaries in accordance with the regulations of that securities exchange, and information on the material fact is made available for public inspection by posting such information on the website of such securities exchange; or

(4) other disclosure methods prescribed in the Relevant Laws are used.

2) With respect to disclosure of material facts to media outlets in item (2) of the preceding paragraph, the responsible department shall decide timing of the disclosure after due consultation with relevant officers, while the public relations department will make the disclosure.

III. Purchase, Sale, etc. of Shares, Etc.

9. Restriction on Purchase, Sale, etc. of Shares, etc.

1) Officers and employees of the Company and its subsidiaries who come to know of any material fact in the course of their duties shall not Purchase, Sell, etc. any Shares, etc. of the Company or its subsidiaries until such material fact is disclosed.

2) Officers and employees who have received information about a material fact from persons who come to know about the material fact in the course of their duties, shall not Purchase, Sell, etc. any Shares, etc. of the Company or its subsidiaries until such material fact is disclosed.

3) The Purchase, Sale, etc. of Shares, etc. of the Company and its subsidiaries by any executive or employee shareholding association in compliance with the Relevant Laws is not prohibited.

4) Officers and employees who come to know of any material fact of the Company and its subsidiaries in the course of their duties, shall not newly join, withdraw from, or suspend, resume or change the volume of their contributions to, the abovementioned executive or employee shareholding association until such material fact is disclosed.

5) In addition to Paragraph 3, notwithstanding the provisions of Paragraphs 1 and 2, officers and employees may Purchase, Sell, etc. any Shares, etc. of the Company or its subsidiaries as prescribed in the Relevant Laws and the Regional Guidelines, etc.

10. Prohibitions on Information Provision and Trading Recommendation

Officers and employees who come to know of any undisclosed material fact of the Company and its subsidiaries shall not provide information on such fact or recommend the Purchase, Sale, etc. of the Shares, etc. of the Company or its subsidiaries to any other person for the purpose of causing such person to profit or avoid losses.

11. Purchase, Sale, Etc. by Managerial and Supervisory Personnel

1) Managerial and supervisory personnel who are in a position to learn of any material fact in the course of their duties shall pay special attention to the timing and method of any Purchase, Sale, etc. of the Shares, etc. of the Company or its subsidiaries, to avoid any suspicion of insider trading, which is prohibited under Article 9 hereof.

2) Officers and employees of the Company and its subsidiaries shall also ensure that the Purchase, Sale, etc. of the Shares, etc. of the Company and its subsidiaries by their family members (meaning their spouse, parents (including parents-in-law), children, and grandchildren) does not constitute insider trading.

12. Inquiries related to Purchase, Sale, etc.

When an officer or employee wishes to make any Purchase, Sale, etc. of any Shares, etc. of the Company or its subsidiaries and it is unclear whether such transaction falls under insider trading, such person shall consult with the legal department of the Company or its subsidiaries.

IV Other Guidelines

13. Control of Other Companies’ Information

1) When an officer or employee of the Company or its subsidiaries, in the course of their duties, comes to know of a material fact pertaining to a company of which the Company holds a 3% stake or more or a business partner (“Other Company”), provided, however, only where such Other Company is a listed company or a subsidiary of a listed company, they shall strictly control and not provide or divulge information on the material fact to other persons without a business need to do so.

2) “Business partner” in the preceding paragraph shall mean a company that is in the process of executing or has executed a technical collaboration, purchase transaction, outsourcing or other such agreement with the Company or its subsidiaries.

3) When an officer or employee of the Company or its subsidiaries comes to know of any material fact of an Other Company, they shall not Purchase, Sell, etc. any Shares, etc. of that Other Company unless such material facts have been disclosed.

14. Measures in case of Separation from the Company or its Subsidiaries

1) The human resources department or each department head shall ensure, either in writing or by electromagnetic record, that all officers and employees to be separated from the Company or its subsidiaries comply with the provisions of these guidelines for one year after such separation.

2) If a person other than an officer or employee of the Company or its subsidiaries is involved in any activity pertaining to a material fact, each department head shall procure that such person (or the entity employing such person) shall execute an appropriate agreement in writing or by electromagnetic record to comply with the provisions of these guidelines.

Partially amended on June 1, 2024

Partially amended on August 1, 2023

Partially amended on October 9, 2014

Partially amended on September 28, 2007

Partially amended on February 1, 2004

Appendix amended on November 1, 2001

Partially amended on July 1, 2000

Established on April 1, 1989

Issued by: Compliance Committee